Exhibit d(11)

FORM OF

INVESTMENT SUB-ADVISORY AND ETF SERVICES AGREEMENT

AMONG FIDELITY SELECTCO, LLC, BLACKROCK FUND ADVISORS AND FIDELITY COVINGTON TRUST

AGREEMENT, made this __th day of ____, ____, among Fidelity Covington Trust ("Trust"), a Massachusetts business trust, on behalf of the individual series listed on Schedule C (the "Funds"), Fidelity SelectCo, LLC ("Adviser"), a Delaware limited liability company, and BlackRock Fund Advisors ("Sub-Adviser"), a California corporation.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Funds, pursuant to a Management Contract dated September 17, 2013, as may be amended from time to time ("Advisory Agreement");

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser's duties and obligations under the Advisory Agreement;

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services and ETF-related services to the Funds and the Sub-Adviser is willing to render such services;

WHEREAS, Fidelity Brokerage Services, LLC and BlackRock Fund Advisors entered into an ETF Services Agreement dated March 1, 2013; and

WHEREAS, Adviser and Sub-Adviser entered into a Letter of Intent dated April 3, 2013.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1. Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser and ETF service provider to the Funds for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

2. Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the "Board"), the Sub-Adviser will:

(a) provide a program of continuous investment management for the Funds in accordance with the Funds' investment objective and policies as stated in the Funds' prospectus and statement of additional information filed with the Securities and Exchange Commission ("SEC") on Form N-1A, as amended and supplemented from time to time (the "Registration Statement"), and such other limitations as the Trust, the Funds, the Board or the Adviser may impose with respect to the Funds by notice to the Sub-Adviser;

(b) invest and reinvest the assets of the Funds by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Funds may purchase, sell, enter into or use;

(c) oversee the placement of purchase and sale orders on behalf of the Funds;

(d) employ portfolio managers to make investment decisions and securities analysts to provide research services to the Funds;

(e) subject to the understanding set forth in Section 10(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Funds may be invested in accordance with the Sub-Adviser's proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Funds; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust's compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f) maintain books and records with respect to the Funds' securities transactions in accordance with applicable laws, rules and regulations; and

(g) to the extent reasonably requested by the Adviser or officers of the Funds, cooperate with and provide reasonable assistance to the Adviser and the Trust's other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Funds, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Funds with an ongoing and continuous investment program. In addition, the Sub-Adviser will furnish the Adviser and/or the Funds with statistical information as the Adviser and/or the Funds may reasonably request with respect to the securities or other investments in which the assets of the Funds may be invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h) comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser's compliance policies and procedures, (3) the rules and regulations of the Commodity Futures Trading Commission, (4) the Internal Revenue Code of 1986, as amended ("Code"), (5) the investment objectives, strategies, policies, limitations and restrictions of the Funds as described in the Registration Statement, (6) the Trust's Trust Instrument and By-Laws or other organizational documents of the Trust (7) Fidelity's SEC exemptive order to operate passively managed ETFs, and (8) any written instructions of the Adviser or the Board;

(i) manage the assets of the Funds to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)) according to Sub-Adviser's books and records;

(j) keep the Adviser and/or the Board informed of developments materially affecting each Fund's portfolio;

(k) make available to the Board, the Adviser, the Funds' Chief Compliance Officer ("CCO") and the Trust's administrator, promptly upon their request, such copies of its records with respect to the Funds as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Funds and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Funds, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust's procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser's compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Funds such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser's Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l) make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(m) review draft reports to shareholders, registration statements or portions thereof that relate to the Funds or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(n) use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Funds;

(o) promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority, which could have a material effect on the Sub-Adviser's reputation or ability to manage the Funds' portfolios; (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or (v) is involved in any litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as described in Rule 204-3(b)(4) under the Advisers Act), which could have a material effect on the Sub-Adviser's ability to manage the Funds' portfolios. The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust's Registration Statement, as amended and supplemented from time to time, regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Funds changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p) not disclose information regarding the Funds or the Funds' characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust's policies on disclosure of portfolio holdings;

(q) provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Funds' Form N-CSRs and Form N-Qs;

(r) provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in their determinations of the fair value of any portfolio securities or other assets of the Funds for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser. The Sub-Adviser shall designate and provide access to one or more employees who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board's Valuation Committee convenes. Any assistance provided pursuant to this sub-paragraph shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Funds pursuant to the Trust's Fair Valuation Policies and Procedures;

(s) not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning a Fund's transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Funds, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Funds allocated to the Sub-Adviser by the Adviser; and

(t) provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser's Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain the services of any entity that would be an "investment adviser", as that term is defined in the 1940 Act, to the Funds unless any agreement with such entity has been approved by (i) a majority of the Trust's Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Funds.

The Sub-Adviser further agrees that it shall provide the Adviser with the ETF-specific services set forth in Schedule D.

3. Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for the Funds directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of the Funds, open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Funds, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Funds transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided to the Funds and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Funds to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Funds in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Funds and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Funds with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Funds' investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser's fiduciary obligations to the Funds and each of its other clients.

4. Books, Records and Regulatory Filings

(a) The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Funds by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

(b) The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(c) The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Funds as may be required of the Funds due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Funds.

(d) The Adviser will furnish the Sub-Adviser with copies of all amendments and supplements to the Fund's prospectus disclosure that impact management of the Funds within a reasonable time before they become effective.

5. Class Action Filings

The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6. Standard of Care, Limitation of Liability and Indemnification

(a) The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser, and its affiliates, shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Funds, or affiliated persons of the Adviser or the Funds (collectively, the "Adviser Indemnitees") in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser, and its affiliates, against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) to which any of the Adviser Indemnitees may become subject arising out of or resulting from (i) the Sub-Adviser's violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Funds' current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser, (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials and certain advertising and sales materials, pertaining to the Sub-Adviser or the Funds managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein; provided, however, that this sub-section (a)(ii) shall only apply to advertising and sales materials to the extent the statement at issue was based on disclosure taken directly from the Registration Statement, or (iii) any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Sub-Adviser's obligations and/or duties under this Agreement by the Sub-Adviser.

(b) A copy of the declaration of trust or other organizational document of each Fund is on file with the secretary of the state of the Fund's formation, and notice is hereby given that this agreement is not executed on behalf of the trustees of any Fund as individuals, and the obligations of this agreement are not binding upon any of the trustees, officers, shareholders or partners of any Fund individually, but are binding only upon the assets and property of each Fund's respective portfolios. The parties hereto agree that no shareholder, trustee, officer or partner of any Fund may be held personally liable or responsible for any obligations of any Fund arising out of this agreement.

(c) Notwithstanding this Section 6, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Funds may have under federal or state securities laws.

(d) The Adviser acknowledges that the Sub-Adviser does not provide any warranty or accept any liability in relation to the quality, accuracy or completeness of data in respect of the index which a Fund tracks.

(e) The Adviser agrees to indemnify and hold harmless the Sub-Adviser, and affiliated persons of the Sub-Adviser ("Sub-Adviser Indemnitees") from (i) and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) to which the Sub-Adviser may become subject directly arising out of or resulting from the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement or (ii) any untrue statement of a material fact contained in the Registration Statement or proxy materials or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein.

7. Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8. Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Funds associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney's fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a "manager-of-managers" exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9. Additional Services Provided to Funds

The Adviser, the Funds, and/or their respective affiliates will enter into service agreements (set forth in Schedule B attached hereto) directly or indirectly with a third party service provider, initially State Street Bank and Trust Company, to perform responsibilities and functions, including, but not limited to administration, pricing, bookkeeping, transfer agency and custody ("Third Party Services"). The fees paid to the Sub-Adviser pursuant to Schedule A are inclusive of all Third Party Services. The Sub-Adviser will compensate the third party service providers directly for these Third Party Services.

10. Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Funds) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser's ability to fulfill its duties and obligations under this Agreement. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Funds, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Funds.

11. Compliance Matters

(a) The Sub-Adviser understands and agrees that it is a "service provider" to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Funds' CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust's efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser's compliance program, it being understood that the Sub-Adviser's obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Funds may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser's proxy voting policies and procedures;

(2) submit annually (and at such other times as the Trust may reasonably request) to the Funds' CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser's compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3) provide periodic reports, certifications and information concerning the Sub-Adviser's compliance program including, but not limited to, the following;

(i) Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter;

(ii) Annual Report on Code of Ethics Matters, including any required attachments, upon request each year.

(4) provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser's compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5) permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser's compliance personnel by, among other things, providing the Adviser and the Funds' CCO and other officers with a specified individual within the Sub-Adviser's organization to discuss and address compliance-related matters;

(6) provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Funds' CCO, with such certifications as may be reasonably requested; and

(7) reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm's opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report prepared by the Sub-Adviser's independent auditors regarding the Sub-Adviser's internal controls.

(b) The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

12. Representations and Warranties

(a) The Adviser represents, warrants and agrees that the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Adviser; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(b) The Sub-Adviser represents, warrants and agrees that the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the Laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted.

12. Duration and Termination

(a) This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to each Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of each Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable with respect to each Fund, without penalty, on sixty (60) days' written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a "majority" (as defined in the 1940 Act) of the shares of the respective Fund or (ii) by the Adviser. This Agreement is terminable with respect to each Fund, without penalty, by the Sub-Adviser upon ninety (90) days' written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to a Fund in the event of the termination of the Advisory Agreement with respect to the respective Fund. This Agreement will be terminated automatically in the event of its "assignment" (as defined in the 1940 Act).

(c) In the event of a termination of this Agreement for any reason with respect to a Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Fund(s) to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, with a list of holdings for the Fund(s) and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser's services provided under this Agreement, including annual compliance reports and certifications.

(d) Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

13. Use of Name

(a) The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Funds' prospectuses, statements of additional information, registration statements or other filings, forms or reports required by applicable law. Neither the Fund nor the Adviser shall use the Sub-Adviser's name or logos in shareholder communications, advertising, sales literature, or similar communications prepared by or on behalf of the Adviser or the Fund, without prior review and approval by the Sub-Adviser. The Adviser shall be permitted to use such materials if the Sub-Adviser does not reasonably object in writing within five (5) business days after receipt thereof. Once such materials have been approved by the Sub-Adviser, subsequent materials which contain no material changes need not be submitted for review and approval by the Sub-Adviser. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Funds or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14. Confidential Information

(a) Each party agrees that it will treat confidentially all information provided by any other party (the "Discloser") regarding the Discloser's businesses and operations, including without limitation the investment activities or holdings of the Funds ("Confidential Information"). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the "Recipient") solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser's Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15. Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

16. Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust:	Fidelity Covington Trust 245 Summer Street Boston, MA 02210 Attn.: Marc Bryant
If to the Adviser:	Fidelity SelectCo, LLC 1225 17th Street, Suite 1530 Denver, Colorado 80202 Attn.: Chief Operating Officer
With Copy to:	Fidelity SelectCo, LLC 1225 17th Street, Suite 1530 Denver, Colorado 80202 Attn.: Shelley A. Harding
If to the Sub-Adviser:	BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105 Attention: Ed Baer
With a copy to:	1 University Square Drive Princeton, NJ 08540-6455, Attention: Rachel Ricci email:blk-sa-serviceteam@blackrock.com

17. Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

(e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f) Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Funds, except to the extent expressly authorized by this Agreement.

[SIGNATURE LINES OMITTED]

Schedule A

Fee Schedule

Pursuant to Section 7 of the Investment Sub-Advisory Agreement (the "Agreement") among Fidelity Covington Trust ("Trust"), on behalf of the individual series listed on Schedule C (the "Funds"), Fidelity SelectCo, LLC (the "Adviser") and BlackRock Fund Advisors, (the "Sub-Adviser"), the Sub-Adviser shall be compensated for the services it performs on behalf of the Funds as follows:

1. The Adviser will pay the Sub-Adviser a fee, payable monthly, based on Average Aggregate ETF Assets, as defined below. The Sub-Adviser's fee shall be calculated using the Sub-Advised ETF Group Fee Rate applicable to Average Aggregate ETF assets, as defined below.

(a) "Average Aggregate ETF Assets" are defined as the sum of all Sector/Industry ETF assets under management that are sub-advised and serviced by the Sub-Adviser, based on a monthly average of the net assets of each Sector/Industry ETF on the close of business on each business day throughout the month.

(b) The "Sub-Advised ETF Group Fee Rate" shall be based on the Average Aggregate ETF Assets and determined using the following breakpoint schedule:

Average Aggregate ETF Assets	Annualized Rate
0 to $100 million	.1000%
>$100 million to $500 million	.0750%
>$500 million to $1 billion	.0500%
>$1 billion to $2 billion	.0400%
>$2 billion to $4 billion	.0300%
Over $4 billion	.0250%

Example: if the Average Aggregate ETF Assets for the month were $1 billion, then the calculation of the Sub-Advised ETF Group Fee Rate would be as follows:
$100,000,000 times .1000%	=	$100,000
$400,000,000 times .075%	=	$300,000
$500,000,000 times .050%	=	$250,000
Total		$650,000
Average Aggregate ETF Assets		$1,000,000,000
Sub-Advised ETF Group Fee Rate		.065%

2. The Sub-Adviser's fee shall be computed monthly and, within twelve business days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by the Sub-Adviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

The Sub-Adviser agrees to look exclusively to the Adviser, and not to any assets of the Trust or the Funds, for the payment of the Sub-Adviser's fees arising under this Paragraph 2.

(a) For each Sector/Industry ETF for which the Sub-Adviser provides development, sub-advisory and other services (each a "Sub-Advised ETF"), Fidelity will pay the Sub-Adviser a monthly fee equal to the greater of $4,167 or the Program Fee. The "Program Fee" for a Sub-Advised ETF shall equal the Sub-Advised ETF Group Fee Rate divided by 12, and multiplied by the monthly average assets of such Sub-Advised ETF.

Example: Fidelity has 11 Sub-Advised ETFs. The Average Aggregate ETF Assets are $1,000,000,000, which would result in a Sub-Advised ETF Group Fee Rate of .065%.

Average Assets	Group Fee Rate	Fee
ETF 1	$200,000,000.065%		$10,833
ETF 2	$200,000,000.065%		$10,833
ETF 3	$100,000,000.065%		$ 5,416
ETF 4	$100,000,000.065%		$ 5,416
ETF 5	$100,000,000.065%		$ 5,416
ETF 6	$100,000,000.065%		$ 5,416
ETF 8	$100,000,000.065%		$ 5,416
ETF 9	$80,000,000.065%		$ 4,333
ETF 10	$10,000,000.065%		$ 4,167*
ETF 11	$10,000,000.065%		$ 4,167*
Total	$1,000,000,000		$57,080

*Adjusted to $4,167.

(b)The fees paid to the Sub-Adviser pursuant to this fee schedule include payment for all services provided to a Sub-Advised ETF by the Sub-Adviser or a third-party retained by the Adviser (as of the date of this Agreement, State Street Bank and Trust), including investment management, ETF administration, pricing, bookkeeping, transfer agency and custody as set forth on Schedule B.

Schedule B

Additional Service Agreements

Custody Agreement

Transfer Agency Agreement

Administration/Sub-Administration Agreement

Schedule C

Funds

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF

Schedule D

The Sub-Adviser will provide the following ETF-related services to the Adviser:

1. Assistance in facilitating certain order types as may be mutually agreed to by both parties.

2. Provision of data used to construct the Indicative Optimized Portfolio Value ("IOPV") to the vendor designated by Adviser; provided, that all agreements with the vendor shall be between the Adviser and the vendor, and the Sub-Adviser shall not be involved in or responsible for any aspect of the calculation or dissemination of the IOPVs and make no representation or warranty as to the accuracy of the IOPVs.

3. Preparation of portfolio composition files (PCF).

4. Provision of PCF and Fund holdings files to the Adviser at times to be mutually agreed to by both parties.

5. Facilitation of any required communications to the National Securities Clearing Corporation ("NSCC") related to the PCF, including, but not limited to informing the NSCC of a late PCF.

6. Processing of orders received from an order taker designated by the Adviser.

The Adviser, and not the Sub-Adviser, shall be responsible for: entering into all necessary agreements with authorized participants, authorized participant relationship management, client trading support and issuer resolution, determinations of exchange on which to list Funds, designation of lead market maker, initial seed and order taking.